Exhibit 5.4

[Letterhead of Corporación Andina de Fomento]

Lima, Peru, September 23, 2020.

Dear Sirs:

In my capacity as General Counsel to Corporación Andina de Fomento (“CAF”), I am familiar with provisions of the treaty of February 7, 1968 establishing CAF (as amended, the “Constitutive Agreement”) and have examined copies of such documents as I have deemed necessary with respect to the entry into force of the Constitutive Agreement.

This opinion is rendered in connection with the issuance and delivery, on the date hereof, of seven hundred fifty million US dollars (USD 750,000,000.00) aggregate principal amount of CAF’s one point six two five percent (1.625%) Notes due 2025 (the “Notes”). CAF filed with the Securities and Exchange Commission (the “Commission”) on April 14, 2020, its registration statement under Schedule B (File No. 333-237669) of the Securities Act of 1933 (the “Registration Statement”), relating to the proposed offer and sale from time to time of up to an aggregate initial offering price of four billion US dollars (USD 4,000,000,000.00) of its guarantees or its debt securities, including the Notes. The Notes are being issued under the Fiscal Agency Agreement, dated as of March 17, 1998 (the “Fiscal Agency Agreement”), between CAF and The Bank of New York Mellon, as Fiscal Agent, relating to the issue from time to time of CAF’s debt securities, including the Notes.

I have reviewed and am familiar with:

i.	The provisions of the Fiscal Agency Agreement.

ii.	The forms of the Notes.

iii.	The proceedings taken by CAF to authorize the issue and sale of the Notes and the taking of such other action necessary or appropriate therefor.

I have reviewed copies of such other documents and have made such investigations as I have deemed necessary to give this opinion.

Based on the foregoing, I am of the opinion that: (i) the Constitutive Agreement has been duly executed and ratified by all of the signatory countries, all amendments thereto have been duly adopted and are in full force and effect, and the Constitutive Agreement constitutes a legally binding obligation of each signatory country under public international law; (ii) CAF has full power and authority under the Constitutive Agreement to execute and deliver the Notes, to incur the obligations to be incurred by it as provided therein, and to perform and observe the provisions thereof; and (iii) the execution, delivery and performance by CAF of the Notes are in compliance with the Constitutive Agreement and have been duly authorized by all necessary action on its part, and no constitutional, legislative, executive, administrative or other governmental action on the part of any signatory country is necessary in order to duly authorize the execution, delivery and performance by CAF of the Notes.

The opinions set forth above are limited to matters of public international law and the Constitutive Agreement.

I have assumed for the purpose of these opinions (except with respect to matters of which I have personal knowledge): (a) that each of the documents I examined in rendering these opinions and all other documents to be executed and delivered in connection with the issuance of the Notes (other than by CAF) have been duly authorized, executed and delivered by the appropriate party or parties thereto (other than CAF) and that each such party (other than CAF) has all the necessary power, authority and legal right to enter into such documents to which it is a party and to perform its obligations under each of the documents to which it is a party; (b) the authenticity of all documents examined by me (and the completeness and conformity to the originals of any copies thereof submitted to me) and the genuineness of all signatures; and (c) the accuracy as to factual matters of each document I have reviewed.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

[Signature Page Follows]

Very truly yours,

/s/ Octavio Rosselli
Octavio Rosselli
General Counsel to
Corporación Andina de Fomento

[Signature Page to General Counsel Opinion]